Exhibit F




                               Eaton and Cottrell
                                1310 25th Avenue
                               Gulfport, MS 39501
                                  601-864-9900



                                 March 13, 1996



Securities and Exchange Commission
Washington, DC  20549

    Re:      Statement on Form U-1 of
             Mississippi Power Company
             File No. 70-8797

Ladies and Gentlemen:

    We are familiar with the statement on Form U-1 referred to above and are furnishing this opinion with respect to the proposed borrowing, from time to time prior to January 1, 2003, by Mississippi Power Company ("Mississippi") of an aggregate principal amount not to exceed $350,000,000 at any one time outstanding to be evidenced by notes payable to lenders or commercial paper in the form of promissory notes.

    We are of the opinion that Mississippi is a validly organized and duly existing corporation under the laws of the State of Mississippi and is duly authorized to do business as a foreign corporation under the laws of the State of Alabama and that upon the issuance of your order herein and in the event that the proposed transactions by Mississippi are consummated in accordance with such statement on Form U-1 and such order:

    (a) all State laws applicable to such proposed transactions by Mississippi will have been complied with;

    (b) the notes to lenders and the commercial paper notes evidencing such borrowings will be valid and binding obligations of Mississippi in accordance with their terms; and



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    (c)      the consummation of such proposed transactions by Mississippi will not violate the legal rights of the holders of any securities issued by Mississippi or any associate company thereof.

    We hereby consent to the use of this opinion in connection with the above-mentioned statement on Form U-1.

                                Very truly yours,

                              /s/Eaton and Cottrell